November 15, 2005

Mail Stop 4-06

Bonnie L. Herron
Chief Financial Officer
Intelligent Systems Corporation
4355 Shackleford Road
Norcross, Georgia 30093
(770) 381-2900

Re: 	Intelligent Systems Corporation
      Form 10-KSB for the fiscal year ended December 31, 2004
      Filed March 30, 2005
      File No. 001-09330

Dear Mrs. Herron:

	We have completed our review of your Form 10-KSB and related filings, and do not, at this time, have any further comments.



								Sincerely,


								Stephen Krikorian
								Accounting Branch Chief